Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-20037, 33-68128, 333-75445 and 333-56448) and on Form S-3 (No. 333-59688) of Moore Medical Corp. and its subsidiary of our report dated March 27, 2003 relating to the financial statements and financial schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

March 25, 2004